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                              AGREEMENT AND PLAN OF MERGER


                                       BY AND AMONG


                                    ELTRAX SYSTEMS, INC.,


                               EJG TECHLINE ACQUIRING CORP.,

                                EJG TECHLINE, INCORPORATED

                                 EDWARD J. GORLITZ, JR.

                                  KATHLEEN M. GORLITZ

                                    COLIN E. QUINN

                                          AND

                                     DIANE C. QUINN

                                      MAY 14, 1997






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                               TABLE OF CONTENTS
                                                                 PAGE
ARTICLE 1.   THE MERGER                                           1

1.1. The Merger.                                                  1
1.2. Surviving Corporation.                                       1
1.3. Merger Consideration.                                        2
1.4. Conversion of Shares.                                        2
1.5. Closing.                                                     2
1.6. Articles of Incorporation.                                   2
1.7. Bylaws.                                                      3
1.8. Directors and Officers.                                      3

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF TECHLINE AND
            THE SHAREHOLDERS                                      3

2.1.  Corporate Organization.                                     3
2.2.  Capitalization.                                             3
2.3.  Authorization.                                              4
2.4.  Non-Contravention.                                          4
2.5.  Financial Statements.                                       4
2.6.  Accounts Receivable.                                        4
2.7.  Liabilities.                                                5
2.8.  Investigations; Litigaton.                                  5
2.9.  Absence of Certain Changes.                                 5
2.10. Title to Property; Condition.                               5
2.11. Tax Returns.                                                5
2.12. Insurance.                                                  6
2.13. Benefit Plans.                                              6
2.14. Contracts and Commitments; No Default.                      6
2.15. Labor Matters.                                              7
2.16. Intellectual Property Rights.                               7
2.17. Hazardous Substances and Hazardous Wastes.                  8
2.18. Brokers                                                     8
2.19. Shareholders' Representations.                              9
2.20. Accuracy of Information.                                    10

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PARENT              10

3.1. Organization.                                                10
3.2. Authority and Validity of Agreement.                         10
3.3. Consents and Approvals.                                      10
3.4. Capitalization.                                              11
3.5. Non-Contravention.                                           11
3.6. Commission Reports.                                          11
3.7. Accuracy of Information.                                     11


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ARTICLE 4.  COVENANTS                                             12

4.1. Techline's Agreements as to Specified Matters.               12
4.2. Confidentiality.                                             12
4.3. Further Assurances; Cooperation; Notification.               12
4.4. Registration Rights.                                         13
4.5. Pooling                                                      13
4.6. Maintenance of and Access to Books and Records.              13
4.7. Preparation of Tax Returns.                                  13
4.8. Amendment of Prior Returns; Audit.                           13
4.9. Successors and Assigns.                                      14

ARTICLE 5.    CONDITIONS TO OBLIGATION OF PARENT AND ACQUIRING
              SUB                                                 14

ARTICLE 6.    CONDITIONS TO THE  OBLIGATIONS OF TECHLINE AND
              SHAREHOLDERS                                        14

ARTICLE 7.    TERMINATION AND ABANDONMENT                         15

7.1. Methods of Termination                                       15
7.2. Procedure Upon Termination.                                  15

ARTICLE 8.    SURVIVAL AND INDEMNIFICATION                        16

8.1. Survival                                                     16
8.2. Indemnification by Parent.                                   16
8.3. Indemnification by Shareholders.                             16
8.4. Limitation on Indemnification.                               16
8.5. Indemnification De Minimis Threshold.                        17
8.6. Claims for Indemnification.                                  17
8.7. Shareholder Payment of Indemnification Claims of Parent.     18

ARTICLE  9.   MISCELLANEOUS PROVISIONS                            18

9.1.  Expenses.                                                   18
9.2.  Amendment and Modification.                                 18
9.3.  Waiver of Compliance; Consents.                             18
9.4.  No Third Party Beneficiaries                                19
9.5.  Notices.                                                    19
9.6.  Assignment.                                                 20
9.7.  Governing Law.                                              20
9.8.  Counterparts.                                               20
9.9.  Headings.                                                   20
9.10. Entire Agreement.                                           21
9.11. Injunctive Relief.                                          21
9.12. Arbitration                                                 21
9.13. Attorneys Fees.                                             21
9.14. Knowledge of Techline and Shareholders.                     21


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                           AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 14, 1997 (the "Agreement"), is by and among ELTRAX SYSTEMS, INC., a Minnesota corporation (the "Parent"), EJG TECHLINE ACQUIRING CORP., a California corporation and a wholly owned subsidiary of Parent ("Acquiring Sub"), EJG TECHLINE, INCORPORATED, a California corporation ("Techline"), and Edward J. Gorlitz, Jr. ("Gorlitz") and Kathleen M. Gorlitz ("K. Gorlitz" and together with
Gorlitz, the "Gorlitzes") and Colin E. Quinn ("Quinn") and Diane C. Quinn
("D. Quinn" and together with Quinn, the "Quinns"), the shareholders of Techline (collectively, the "Shareholders").

                                    RECITALS
                                    --------


     A. The Boards of Directors of Parent, Acquiring Sub and Techline and the shareholders of Acquiring Sub and Techline each have approved the merger of Acquiring Sub with and into Techline, upon the terms and subject to the conditions set forth herein (the "Merger") and deem it advisable and in the best interests of their respective shareholders that the foregoing Merger be consummated;

     B. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(2)(E) or
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     C. For accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests within the meaning of Accounting Principles Board Opinion No. 16 ("APB Opinion No. 16").

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                  ARTICLE 1.

                                  THE MERGER

1.1. THE MERGER.

     Simultaneously with the Closing (defined below), the parties hereto will effect the Merger by filing the required number of originals of the Agreement of Merger in the form of Exhibit 1.1. The Merger will become effective at the time specified in the Articles of Merger (the "Effective Time").

1.2. SURVIVING CORPORATION.

     At the Effective Time, Acquiring Sub will be merged with and into Techline, in accordance with the applicable provisions of the California General Corporation Law (the "CGCL"), whereupon the separate existence of Acquiring Sub will cease and Techline will continue as the surviving corporation (the "Surviving Corporation"). The identity, existence, rights, privileges, powers, franchises, properties and assets of Techline shall continue unaffected and unimpaired by the Merger, and all of the rights, privileges, powers, franchises, properties, and assets of Acquiring Sub shall be vested in the Surviving Corporation.

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1.3. MERGER CONSIDERATION.

     The aggregate consideration payable to the Shareholders will be Two Hundred Thirty Thousand (230,000) shares of Parent common stock, par value $.01 per share (the "Merger Consideration").

1.4. CONVERSION OF SHARES.

      At the Effective Time:

     (a) Each share of Techline Common Stock outstanding immediately prior thereto will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, Two Hundred Eighty Seven and One-Half (287.50) shares of Parent common stock (in the aggregate, the "Parent Common Stock"), adjusted to the nearest whole number, as set forth below:

                SHAREHOLDER                  MERGER CONSIDERATION
                ------------                 ---------------------
                 Gorlitzes             138,000 shares of Parent Common Stock
                 Quinns                92,000 shares of Parent Common Stock


     (b) Each share of common stock of Acquiring Sub, no par value, issued and outstanding immediately prior thereto will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of Techline, no par value.

     (c) The Shareholders will cease to have any rights as Shareholders of Techline, except such rights, if any, as they may have pursuant to the CGCL.

1.5. CLOSING.

     The closing of the Merger (the "Closing") will be held on or prior to May 14, 1997, as determined by Parent, or on such later date as Parent may decide (the "Closing Date"), but not later than May 20, 1997 (the "Termination Date"). The Closing will be held at the offices of Techline, 5331 Derry Ave., Ste. N., Agoura Hills, California 91301, or such other location as the parties hereto shall mutually determine. At the Closing upon surrender of all the issued and outstanding shares of capital stock of Techline, Parent will deliver to the Shareholders certificates representing Two Hundred Thirty Thousand (230,000) shares of Parent Common Stock, allocated between the Shareholders in accordance with Section 1.4(a).

1.6. ARTICLES OF INCORPORATION.

     The articles of incorporation of Techline as in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation until further amended in accordance with applicable law.

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1.7. BYLAWS.

     The bylaws of Techline as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until amended or repealed in accordance with the articles of incorporation of the Surviving Corporation and applicable law.

1.8. DIRECTORS AND OFFICERS.

     Immediately after the Effective Time of the Merger, the directors and officers of the Surviving Corporation will be as set forth below, and will serve in such capacities until their respective successors are duly elected and qualified:

            DIRECTORS                         OFFICERS
            ---------                         --------
         Clunet R. Lewis             Edward J. Gorlitz, Jr. - President
                                     Clunet R. Lewis - Vice President/Secretary
                                     Nicholas J. Pyett - Chief Financial Officer


                                 ARTICLE 2.

                      REPRESENTATIONS AND WARRANTIES
                     OF TECHLINE AND THE SHAREHOLDERS

     Techline and each of the Shareholders, jointly and severally, represent and warrant to Parent and to Acquiring Sub that the following statements are true and correct as of the date hereof and shall be true and correct as of the Closing Date:

2.1. CORPORATE ORGANIZATION.

     Techline is a corporation duly organized, validly existing and in good standing under the laws of California, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Techline has heretofore delivered to Parent complete and correct copies of its articles of incorporation, as amended, and bylaws, as presently in effect. Except as set forth on Schedule 2.1, Techline is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, have a material adverse effect on the business of Techline taken as a whole. Techline does not own or control any interest in any corporation, partnership, joint venture or other business association or entity.

2.2. CAPITALIZATION.

     The authorized capital stock of Techline consists of one thousand (1,000) shares of common stock, no par value, of which eight hundred (800) will be issued and outstanding on or prior to the Closing. All issued and outstanding shares of capital stock of Techline are duly authorized, validly

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issued, fully paid and nonassessable and have not been issued in violation of, any preemptive rights. There are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock or other equity securities of Techline or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights. Except as set forth on Schedule 2.2, there are no contracts, commitments, understandings, arrangements or restrictions by which Techline or any of its Shareholders are bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of Techline or any securities convertible into or exchangeable for such shares, securities or rights.

2.3. AUTHORIZATION.

     The Shareholders and the Board of Directors of Techline have taken all action required by law, the articles of incorporation and bylaws of Techline and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions described herein (the "Transactions"). No other consent or approval from any party is necessary to validly complete the Transactions. This Agreement has been duly and validly executed and delivered by the Shareholders and Techline, and is the valid and binding legal obligation of the Shareholders and Techline, enforceable against each of them in accordance with its terms, subject to the affect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally (the "Enforceability Exceptions"), or the availability of specific performance, injunctive relief and other equitable remedies and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

2.4. NON-CONTRAVENTION.

     Except as set forth on Schedule 2.4, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of Techline; or (ii) be in conflict with, or constitute a default under, any instrument, agreement or obligation to which Techline is a party.

2.5. FINANCIAL STATEMENTS.

     Attached at Schedule 2.5, are the unaudited balance sheet and statement of earnings for Techline as of and for the fiscal years ended December 1995 and December 1996, which have been based exclusively upon the tax returns of Techline filed for each such year, and the unaudited balance sheet and statement of earnings for the three month period ended March 1997 (the "Latest Balance Sheet") (collectively, the "Financial Statements"). Except as set forth on Schedule 2.5, the Financial Statements: (i) are in accordance with the books and records of Techline; (ii) fairly present the financial position and the results of operations of Techline; and (iii) accurately state the various account balances.

2.6. ACCOUNTS RECEIVABLE.

     Except as set forth on Schedule 2.6: (i) the accounts receivable which are reflected in the Latest Balance Sheet or which arose subsequent thereto were validly obtained in the ordinary course of business of Techline; and
(ii) except to the extent of applicable reserves shown in the Latest Balance Sheet, all of the receivables owing to Techline constitute valid and enforceable claims arising from bona fide arms-

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length transactions, and Techline has not received any written or oral claims, defenses or refusals to pay, or granted any rights of set-off with respect to any receivables.

2.7. LIABILITIES.

     Except as set forth on Schedule 2.7, Techline has no liability or obligation of any nature, asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, that is required to be set forth in accordance with generally accepted accounting principles that is not reflected or reserved against on the Latest Balance Sheet, except those that may have been incurred after the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practices.

2.8. INVESTIGATIONS; LITIGATION.

     Except as described on Schedule 2.8, Techline has not received any notice of any claims or actions by anyone against or affecting Techline, nor to the knowledge of Techline or any of the Shareholders, have any such claims or actions been threatened. To the knowledge of Techline or any of the Shareholders, there is no basis for any such claim or action.

2.9. ABSENCE OF CERTAIN CHANGES.

     Except as set forth on Schedule 2.9, since March 31, 1997, Techline has not suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action which could reasonably be expected to have a material adverse effect on the business of Techline.

2.10. TITLE TO PROPERTY; CONDITION.

      Except as set forth on Schedule 2.10:

     (a) Techline has good and marketable title in and to all of the assets reflected in the Latest Balance Sheet and all of the assets purchased or otherwise acquired since March 31, 1997 (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business), subject to no lien of any kind or nature;

     (b) Techline owns no real property;

     (c) All inventory of Techline consists of a quality and quantity usable and salable in the ordinary course of business.

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2.11. TAX RETURNS.

  Proper and accurate amounts have been and will be withheld by Techline from its employees for federal and state tax purposes and properly deposited in appropriate accounts, for all periods up to and through the Closing Date in full and complete compliance with the tax withholding, deposit and payment provisions of applicable federal, state and local laws. Techline has filed all federal, state and local, as well as other returns and reports that were required to be filed for all periods for which returns were due up to and through the Closing Date, and Techline has made timely payments of all governmental taxes, levies, duties, license and registration fees, charges or withholdings of any nature whatsoever ("Taxes") shown to be due and payable in respect of such returns and reports. To the knowledge of Techline and the Shareholders, all such returns are true, correct and complete in all material respects. Techline has had in effect under Code Section 1362 and applicable California rules, a valid election to be treated as an "S Corporation" since its inception. Neither Techline nor any Shareholder has taken any action to revoke that election. Neither Techline nor any Shareholder have any knowledge of any basis or the existence of any facts that would permit the Internal Revenue Service to revoke that election as an S Corporation prior to and including the Closing Date. Since the effective date of Techline's election to be taxed as an S Corporation prior to and including the Closing Date, Techline will not have incurred or become liable for the payment of any corporate level income tax (other than the California tax on S Corporations), or any related penalties or interest. Except as disclosed on Schedule 2.11, Techline does not owe any deficiency for any Taxes, and no tax returns are presently under audit or examination by any federal, state or local tax authority, and no adjustments have been proposed or asserted by the Internal Revenue Service or any other agency in respect of any liability for Taxes arising out of or relating to such returns.

2.12. INSURANCE.

     Schedule 2.12 contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers liability, business interruption and other forms of insurance owned or held by Techline, specifying the insurer, the policy number, the term of the coverage and the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums that are due as of the date hereof and as of the Closing Date with respect thereto have been paid. Neither Techline nor any of the Shareholders has been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years, except as described under Schedule 2.12.

2.13. BENEFIT PLANS.

     Techline does not maintain, is not a party to, bound by or a contributor to, or required to contribute to, (a) any employee pension benefit plans whether or not qualified under Section 401(a) of the Code, (b) any employee welfare benefit plans, or (c) any other compensation, fringe or welfare plan or program, policy, understanding or arrangement providing plan benefits or welfare, with respect to its employees or employees of others (collectively, the "Employee Plans"). As used in this Section, the terms "employee pension benefit plan" and "employee welfare benefit plan" will have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the knowledge of Techline and the Shareholders, all required government filings and disclosures have been timely and fully made, are true, correct and complete in all material respects, and no prohibited transaction or other act or omission which could result in the imposition of an excise tax has occurred.

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2.14. CONTRACTS AND COMMITMENTS; NO DEFAULT.

     Schedule 2.14 sets forth a complete and accurate list of all agreements or other binding commitments or proposals involving a possible liability or obligation of Techline or the other party of at least $25,000 within any one-year period, or which are not terminable without penalty at the option of Techline upon no more than 30 days' notice (the "Contracts"). The aggregate amount of the liabilities or obligations of Techline or the other parties under agreements or other binding commitments or proposals not listed on
Schedule 2.14 does not exceed $100,000. Techline has made available to Parent true and accurate copies of the Contracts. The Contracts are valid, binding and in full force and effect, and are enforceable in accordance with their respective terms (subject to the Enforceability Exceptions). Techline is not in default under any of the Contracts, nor has any notice of default been received by Techline. To the knowledge of Techline and the Shareholders, all other parties to the Contracts have performed or are performing all obligations required to be performed by them and are not in default thereunder.

2.15. LABOR MATTERS.

     Schedule 2.15 sets forth a list of all employees of Techline and includes their position, current salary, and 1996 wage information for each person. Except as set forth on Schedule 2.15 and except as are not material to the business of Techline: (i) to the knowledge of Techline and the Shareholders, Techline is and has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;
(ii) neither Techline nor any of the Shareholders has received any notice of any unfair labor practice before the National Labor Relations Board or any other comparable government authority, and to the knowledge of Techline and each of the Shareholders, no such complaints have been threatened;
(iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Techline and each of the Shareholders, threatened against or directly affecting Techline; (iv) no collective bargaining agreement is binding and in force against either Techline or any of the Shareholders or currently being negotiated by either Techline or any of the Shareholders;
(v) Techline is not delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any pension plan, welfare plan or compensation plan; and (vi) within the 12 month period prior to the date hereof there has not been any expression of intention to Techline by any officer or key employee to terminate such employment.

2.16. INTELLECTUAL PROPERTY RIGHTS.

     Except as disclosed on Schedule 2.16, Techline does not own or use any patents, trade names, service names, trademarks, service marks, copyrights, or any other intellectual or intangible property or applications therefor and has not conducted business under any corporate, trade or fictitious name other than its current corporate name. Neither Techline nor any of the Shareholders has received any notice of any claims of infringement upon the rights to any intellectual or intangible property of others or any agreements or undertakings with respect to any such rights, nor to the knowledge of Techline and each of the Shareholders, have any such claims been threatened.

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2.17. HAZARDOUS SUBSTANCES AND HAZARDOUS WASTES.

      Except as set forth on Schedule 2.17:

     (a) To the knowledge of Techline and its Shareholders, there is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties now or ever owned or leased by or to Techline (the "Properties"). There has not been generated by or on behalf of Techline any Hazardous Material. No Hazardous Material has been disposed of or knowingly allowed to be disposed of on or off any of the Properties during the period that Techline owned or leased the property which may, to the knowledge of Techline and its Shareholders, give rise to a clean-up responsibility, personal injury liability or property damage claim against Techline or Techline being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Techline. For purposes of this subsection, the terms "disposal, "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is or becomes regulated by any Authority in any jurisdiction in which any of the Properties is located. The term "Hazardous Material" includes without limitation any material or substance which is
(i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     (b) To the knowledge of Techline and its Shareholders, none of the Properties is (or, with respect to past Properties and Properties of former subsidiaries, was at the time of disposition) in violation of any law (with respect to past Properties and Properties of former subsidiaries, laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures. During the period that Techline owned or leased the Properties, to the knowledge of Techline and its Shareholders, neither Techline nor any third party used, generated, manufactured or stored on, under or about such Properties or transported to or from such Properties any Hazardous Materials, and neither Techline nor any of the Shareholders has received notice of any litigation brought or threatened against Techline, and there have been no settlements reached by Techline with any third party or third parties with respect to, or otherwise alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such Properties.

2.18. BROKERS.

     Neither the Shareholders nor Techline or any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is

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there any basis known to either Techline or any of the Shareholders for any such fee or commission to be claimed by any person or entity.

2.19. SHAREHOLDERS' REPRESENTATIONS.

     In addition to the foregoing representations of each of the Shareholders, each of the Shareholders individually represents and warrants to Parent as follows:

     (a) The Shareholders are acquiring the shares of Parent's Common Stock pursuant to the Merger for such Shareholders' sole account (and such Shareholders will be the sole beneficial owners thereof) for the purpose of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), nor with any present intention of distribution or selling such shares of Parent Common Stock in connection with any such distribution, and such Shareholders understand that such shares have not been registered under the Securities Act and therefore cannot be resold unless they are registered under the 1933 Act or unless an exemption from registration is available.

     (b) The Shareholders have received the reports, proxy statements and registration statements listed on Schedule 2.19 (the "Eltrax Reports"), and have had sufficient time to review and consider such Eltrax Reports. The Shareholders have been afforded an opportunity to ask questions of and receive answers from representatives of Parent concerning the terms and conditions of the Transactions and to obtain any additional information as such Shareholders have requested in writing to verify the accuracy of the Eltrax Reports and copies of any exhibits identified in such documents that such Shareholders have requested.

     (c) The Shareholders have accurately, truthfully and completely executed the Investor Questionnaire, in the form of Exhibit 2.19.

     (d) The Shareholders have consented to the following legend on the certificate or certificates for shares of Parent Common Stock to be issued to each such Shareholder in connection with the Merger:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT WITH RESPECT TO SUCH TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF SUCH LAWS OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.

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2.20. ACCURACY OF INFORMATION.

     Neither this Agreement, the Exhibits and Schedules hereto, the Financial Statements, nor any other document delivered in connection herewith and expressly referred to herein, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. All information and documents provided prior to the date of this Agreement, and all information and documents subsequently provided to Parent or its representatives by or on behalf of Techline or the Shareholders are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof in light of
the circumstances under which they were made.   Techline and the Shareholders
promptly shall notify Parent of any change or event which could adversely affect the assets, operations, business, condition or prospects of Techline.

                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT


     The Parent represents and warrants to the Shareholders that the following statements are true and correct as of the date hereof and shall be true and correct as of the Closing Date:

3.1. ORGANIZATION.

     Each of Parent and Acquiring Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Acquiring Sub is a recently-formed California corporation that has not conducted, and will not conduct prior to the Closing, any activities other than those incident to its formation and in connection with the consummation of the Merger. Each of Parent and Acquiring Sub is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could have a material adverse effect on the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole.

3.2. AUTHORITY AND VALIDITY OF AGREEMENT.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Acquiring Sub and by Parent as the sole shareholder of Acquiring Sub, and no other corporate proceedings on the part of Parent or Acquiring Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Parent and Acquiring Sub and constitutes valid and binding obligations of Parent and Acquiring Sub, enforceable against each of them in accordance with their terms, subject to the Enforceability Exceptions.

3.3. CONSENTS AND APPROVALS.

     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, except for any applicable requirements of the 1933 Act and the rules and regulations thereunder and state securities laws, and the filing and recordation of appropriate merger documents as required by the CGCL, require any filing with or permit, consent or approval of any authority.

3.4. CAPITALIZATION.

     The authorized capital stock of the Parent consists of 50,000,000 shares of Parent Common Stock and 970,000 shares of undesignated preferred stock, of which there were 7,582,063 shares of Parent Common Stock issued and outstanding on April 15, 1997. All shares of Parent Common Stock to be issued and delivered in the Merger will be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights.

3.5. NON-CONTRAVENTION.

     Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws of the Parent or Acquiring Sub; or (ii) be in conflict with, or constitute a default under, any instrument or other agreement or obligation to which the Parent or Acquiring Sub is a party.

3.6. COMMISSION REPORTS.

     Parent has duly and timely made all required filings with the Securities and Exchange Commission (the "Commission") under the 1933 Act and the Securities Exchange Act of 1934 (the "Exchange Act"), each as amended, and all of the reports, forms and documents so filed complied in all material respects with all applicable requirements.

3.7. ACCURACY OF INFORMATION.

     Neither this Agreement, the Eltrax Reports, nor any other document delivered in connection herewith and expressly referred to herein, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. All information and documents provided prior to the date of this Agreement, and all information and documents subsequently provided to the Shareholders or their representatives by or on behalf of Parent are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof, in light of the circumstances under which they were made. Parent promptly shall notify the Shareholders of any change or event which could adversely affect the assets, operations, business, condition or prospects of Parent.

                                  ARTICLE 4.

                                  COVENANTS


4.1. TECHLINE'S AGREEMENTS AS TO SPECIFIED MATTERS.

     Except as agreed to in writing by Parent, from the date hereof until the Closing Date, Techline will operate its business only in the ordinary course
consistent with past practice.   Techline will use and the Shareholders will
cause it to use its best efforts to preserve intact its business organizations, existing business relationships, goodwill and going concern value.

4.2. CONFIDENTIALITY.

     The parties hereto will not use, or permit the use of, any of the non-public information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law, unless the disclosing party first obtains the prior written consent of the other parties hereto. The parties hereto also will promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. This Section 4.2 survives Closing and any termination of this Agreement.

4.3. FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

     (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement, including, but not limited to, any securities filings.

     (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and Article 6 hereof.

      (c) Techline and the Shareholders shall promptly notify Parent of any change or event which could adversely affect the assets, operations, business, condition or prospects of Techline. Parent shall notify the Shareholders of any change or event which could adversely affect the assets, operations, business, condition or prospects of Parent.

4.4. REGISTRATION RIGHTS.

     Parent agrees to provide the Shareholders with the registration rights with respect to Parent Common Stock they receive as Merger Consideration as set forth on Exhibit 4.4 hereto.

4.5. POOLING.

     The Shareholders will take no action that is inconsistent with pooling of interests accounting treatment for the Merger under APB Opinion No. 16, including, but not limited to the agreement of each Shareholder that he will not sell, transfer or otherwise dispose of his or its shares of Parent Common Stock before Parent publicly discloses, based on the financial statements of the Parent and the Surviving Corporation on a combined basis, the combined earnings of Parent and Surviving Corporation which includes at least a thirty
(30) day period of combined operations. Shareholders and Parent acknowledge and agree that it is anticipated that such first public disclosure by Parent will be through Parent's filing of its quarterly report on Form 10-QSB for the quarter ended June 30, 1997, which filing is due on August 14, 1997.

4.6. MAINTENANCE OF AND ACCESS TO BOOKS AND RECORDS.

    For three (3) years after the Closing, the Parent will cause the Surviving Corporation to maintain all of the financial, accounting, tax and other books and records of Techline with respect to any period prior to the Closing and to cooperate with and provide the Shareholders and their authorized representatives reasonable access to any and all of such records during normal business hours.

4.7. PREPARATION OF TAX RETURNS.

     The Parent and the Shareholders will cooperate and jointly prepare and/or cause Techline to prepare, at the Parent's expense, any and all of Techline's income tax returns necessary for the period beginning on January 1, 1997 and ending immediately prior to the Closing (the "Stub Returns"). Items of income and loss for the month of May, 1997 will be allocated 10/22 (45.45%) to such Stub Returns.

4.8. AMENDMENT OF PRIOR RETURNS; AUDIT.

     The Surviving Corporation will not file any amended federal, state, local or other tax return, or take any other action which would increase the taxable income or tax liability of any of the Shareholders for any period prior to the Closing without the written consent of the Shareholders. In the event of an audit of any of the tax returns of the Company for any period prior to the Closing, the Parent will provide copies of any and all notices of such audit and correspondence related to such audit to the Shareholders, who will have the right to participate in the conduct of the audit, and any appeal or other proceeding resulting therefrom. Neither the Parent nor the Surviving Corporation will agree to any assessment, adjustment or other modification of the tax returns or tax liability of Techline for any period prior to the Closing (collectively, a "Deficiency"), provided such Deficiency increases the tax liability of the Shareholders without the prior written consent of the Shareholders.

4.9. SUCCESSORS AND ASSIGNS.

     The Parent will not assign or otherwise transfer control of the Surviving Corporation or approve any liquidation, merger, consolidation, or sale of substantially all of the assets of the Surviving Corporation, unless the person or persons acquiring control of the Surviving Corporation, or the successor-in-interest of the Surviving Corporation in the event of any such action other than a transfer of the Surviving Corporation's Stock, agrees to the foregoing covenants set forth in Section 4.6 to 4.9 hereof.

                                  ARTICLE  5.

               CONDITIONS TO OBLIGATION OF PARENT AND ACQUIRING SUB


The following are conditions to the obligations of the Parent and Acquiring Sub to close the Transactions:

     (a) The accuracy of the representations and warranties of Techline and the Shareholders contained in this Agreement;

     (b) The full performance of all obligations of each of Techline and the Shareholders contained in this Agreement;

     (c) Parent's receipt of the opinion of Allen, Matkins, Leck, Gamble & Mallory, LLP, counsel for Techline, dated on the Closing Date, in the form reasonably agreed to by counsel for Parent.

     (d) Parent's receipt of the employment and non-competition agreements of the Shareholders, in a form reasonably agreed to by and among the Parent and Shareholders; and

     (e) Parent's receipt of advice from Coopers & Lybrand LLP that the Merger qualifies as a pooling of interests transaction under APB Opinion No. 16.

                                 ARTICLE 6.

          CONDITIONS TO THE OBLIGATION OF TECHLINE AND SHAREHOLDERS

     The following are conditions to the obligations of Techline and the Shareholders to close the Transactions:

     (a) The accuracy of the representations and warranties of Parent contained in this Agreement;

     (b) The full performance of all obligations of the Parent contained in this Agreement;

     (c) Techline's receipt of the opinion of Jaffe, Raitt, Heuer & Weiss, P.C., counsel for Parent, dated on the Closing Date, in the form reasonably agreed to by counsel for Techline;

     (d) The receipt by Gorlitz and Quinn of employment and non-competition agreements with Parent, in a form reasonably agreed to by and among each such employee and the Parent;

     (e) The receipt by the Shareholders of reasonable assurance from counsel for Parent that the Merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended; and

     (f) On the business day immediately preceding the Closing, shares of Parent's common stock shall have traded at a price per share of at least Four Dollars ($4.00).

                                     ARTICLE 7.

                            TERMINATION AND ABANDONMENT

7.1. METHODS OF TERMINATION.

  This Agreement may be terminated and the transactions contemplated herein may be abandoned in accordance with the following:

     (a) By mutual written consent of Parent, Acquiring Sub, Techline and the Shareholders;

     (b) By the Parent and Acquiring Sub, if any of the conditions provided for in Article 5 have not been satisfied or waived in writing by Parent prior to Closing; or

     (c) By Techline and the Shareholders, if any of the conditions provided for in Article 6 have not been satisfied or waived in writing by Techline and Shareholders prior to Closing; and

     (d) On May 31, 1997, if the Transactions have not already closed.

7.2. PROCEDURE UPON TERMINATION.

     In the event of termination and abandonment pursuant to Section 7.1(a), written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement (except to the extent provided in Section 9.1) will terminate, and the transactions contemplated herein will be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of Section
4.2 will continue to be applicable; and (iii) except as provided in this Section, no party will have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.


                                  ARTICLE 8.

                         SURVIVAL AND INDEMNIFICATION

8.1. SURVIVAL.

     The representations, warranties and covenants of each of the parties hereto will survive the Closing until one (1) year after the Closing Date.

8.2. INDEMNIFICATION BY PARENT.

     Parent agrees to indemnify each of the Shareholders from and against any and all loss, liability or damage suffered or incurred by them including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, in connection with enforcing the indemnification rights of Shareholders pursuant to this Section 8.2 by reason of (i) any untrue representation of or breach of warranty set forth in Article 3, and
(ii) any and all loss, liability or damage suffered or incurred by the Shareholders by reason of any nonfulfillment of any covenant, agreement or undertaking of Parent in this Agreement

8.3. INDEMNIFICATION BY SHAREHOLDERS.

     The Shareholders jointly and severally agree to indemnify Parent, Acquiring Sub, their directors, officers, employees and agents, from and against any and all loss, liability or damage suffered or incurred by it including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, in connection with enforcing the indemnification rights of Parent or Acquiring Sub pursuant to this Section
8.3 by reason of (i) any untrue representation of or breach of warranty set forth in Article 2, and (ii) any and all loss, liability or damage suffered or incurred by Parent or Acquiring Sub by reason of any nonfulfillment of any covenant, agreement or undertaking of Techline or any Shareholder in this Agreement.

8.4. LIMITATION ON INDEMNIFICATION.

     Each Shareholders' aggregate indemnification obligations under this
Article 8 will be limited to: (a) the Merger Consideration received by such Shareholder multiplied by the trading price of Parent's stock on the Closing Date, (b) in the case of the Quinns, forty percent (40%) of any indemnified claim or loss, and (c) in the case of the Gorlitzes, sixty percent (60%) of any indemnified claim or loss.

8.5. INDEMNIFICATION DE MINIMIS THRESHOLD.

     (a) Except as expressively provided otherwise herein, and subject to the provisions of Section 8.5(b), neither the Shareholders nor the Parent, as the case may be, will be entitled to indemnification under this Agreement unless the aggregate of all claims with respect to matters arising hereunder is more than One Hundred Thousand Dollars ($100,000) (the "Threshold Amount"). When the aggregate amount of all such indemnification claims hereunder equals or exceeds the Threshold Amount, the Parent or the Shareholders, as the case may be, will be entitled to full indemnification of all claims, including the One Hundred Thousand Dollars ($100,000) that amounted to the Threshold Amount. Once the aggregate amount of all indemnification claims hereunder equal or exceed the Threshold Amount, the Shareholders or the Parent, as the case may be, will be entitled to full indemnification for all claims. The parties hereto agree that the Threshold Amount is not a deductible amount, nor will the Threshold Amount will be deemed to be a definition of "material" for any purpose in this Agreement.

     (b) Notwithstanding the foregoing, in the case of any untrue representation with respect to which any party had actual knowledge or had actual knowledge of the potential or probable loss, liability or damage (based on actual knowledge of the facts and circumstances giving rise to such loss, liability or damage), without disclosing such information on or prior to the Closing Date, such party shall pay the full indemnification claim without regard to the Threshold Amount or the time limitation set forth in
Section 8.1.

8.6. CLAIMS FOR INDEMNIFICATION.

     The parties intend that all indemnification claims hereunder be made as promptly as practicable by the party seeking indemnification (the
"Indemnified Party"). Whenever any claim arises for indemnification hereunder the Indemnified Party will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim"), the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense, and PROVIDED, HOWEVER that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement of the claim. The Indemnified Party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld.
If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within ten (10) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Section 9.12 hereof. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

8.7. SHAREHOLDER PAYMENT OF INDEMNIFICATION CLAIMS OF PARENT.

     In the discretion of each of the Shareholders, any payment on a claim made pursuant to Section 8.6, may be made in cash or shares of Parent Common Stock, with the value of such shares, for purposes of satisfying any such claim, equal to the trading price of Parent's stock in effect on the Closing Date.

                                 ARTICLE 9.

                            MISCELLANEOUS PROVISIONS

9.1. EXPENSES.

     Each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the Transactions are consummated, PROVIDED, however, that subject to review of invoices and approval by Parent, Parent shall pay the reasonable legal and accounting expenses of Techline directly related to the Merger, but only if the Transactions are consummated.

9.2. AMENDMENT AND MODIFICATION.

     Subject to applicable law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

9.3. WAIVER OF COMPLIANCE; CONSENTS.

     Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

9.4. NO THIRD PARTY BENEFICIARIES.

     Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

9.5. NOTICES.

     All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

If to either Techline or the Shareholders:

                       To: EJG Techline, Inc.
                           5331 Derry Avenue, Suite N
                           Agoura Hills, California 91301
                           Attention:  Edward J. Gorlitz, Jr.
                           Fax: (818) 991-9630

                           With a copy to:

                           Allen, Matkins, Leck, Gamble & Mallory, LLP
                           18400 Von Karman, Fourth Floor
                           Irvine, California 92612
                           Attention: S. Lee Hancock, Esq.
                           Fax (714) 553-8354

or to such other person or address as either Techline or the Shareholders will furnish to the other parties hereto in writing in accordance with this Section.

                    If to Parent or the Acquiring Sub:

                       To: Eltrax Systems, Inc.
                           2000 Town Center, Suite 690
                           Southfield, MI 48075
                           Attn: Clunet R. Lewis
                           Fax:  (810) 358-2743

                           With a copy to:

                           Jaffe, Raitt, Heuer & Weiss
                           One Woodward Avenue
                           Suite 2400
                           Detroit, MI 48226
                           Attn: William E. Sider, Esq.
                           Fax: (313) 961-8358

or to such other person or address as either Parent or Acquiring Sub will furnish to the other parties hereto in writing in accordance with this Section.

9.6. ASSIGNMENT.

     This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign this Agreement upon notice to Techline and each of the Shareholders, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Parent, if Parent remains bound hereby.

9.7. GOVERNING LAW.

     This Agreement and all legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to principles of conflict of laws that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

9.8. COUNTERPARTS.

     This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.9. HEADINGS.

     The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

9.10. ENTIRE AGREEMENT.

     The Schedules and the Exhibits and other writings referred to in this Agreement, together with this Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". This Agreement supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including without limitation the letter of intent dated April 1, 1997 between Parent, Techline, and Shareholders and all amendments and extensions thereof).

9.11. INJUNCTIVE RELIEF.

     It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Section 4.2. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Section 4.2 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek specific enforcement of the terms thereof.

9.12. ARBITRATION.

     With the sole exception of the injunctive relief contemplated by Section
9.11 hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, will be settled by binding arbitration in Southfield, Michigan by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose.

9.13. ATTORNEYS FEES.

     If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings will be entitled to costs of collection, if any, and reasonable attorneys fees incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

9.14. KNOWLEDGE OF TECHLINE AND SHAREHOLDERS.

     Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Techline and the Shareholders, such phrase will include the actual present knowledge of either one or all of the Shareholders assuming that such Shareholders have made reasonable diligent inquiry as to the matters that are the subject of the representations and warranties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:                                TECHLINE:

Eltrax Systems, Inc.                   EJG Techline, Incorporated

By: /s/ Mack V. Traynor III            By: /s/ Edward J. Gorlitz, Jr.
------------------------------         ------------------------------
Mack V. Traynor III, its President        Edward J. Gorlitz, Jr., its President



ACQUIRING SUB:                         By: /s/ Colin E. Quinn
--------------                         ------------------------------
                                            Colin E. Quinn, its Secretary
EJG Techline Acquiring Corp.

By: /s/ Clunet R. Lewis
    -------------------
Clunet R. Lewis, its President         SHAREHOLDERS:


                                       /s/ Edward J. Gorlitz, Jr.
                                       -------------------------
                                       Edward J. Gorlitz, Jr.


                                       /s/ Colin E. Quinn
                                       ------------------
                                       Colin E. Quinn


                                       /s/ Kathleen M. Gorlitz
                                       ------------------------
                                       Kathleen M. Gorlitz


                                       /s/ Diane C. Quinn
                                       ------------------
                                       Diane C. Quinn

                         EXHIBITS and SCHEDULES
                         ----------------------

Exhibit 1.1     Articles of Merger - Acquiring Sub into Techline
Schedule 2.1    Techline Disclosure Regarding Corporate Organization
Schedule 2.2    Techline Disclosure Regarding Outstanding Stock
Schedule 2.4    Techline Disclosure Regarding Non-Contravention
Schedule 2.5    Techline Disclosure Regarding Financials
Schedule 2.6    Techline Disclosure Regarding Accounts Receivable
Schedule 2.7    Techline Disclosure Regarding Liabilities
Schedule 2.8    Techline Disclosure Regarding Litigation
Schedule 2.9    Techline Disclosure Regarding Adverse Changes
Schedule 2.10   Techline Disclosure Regarding Title to Assets
Schedule 2.11   Techline Disclosure Regarding Taxes
Schedule 2.12   Techline Disclosure Regarding Insurance
Schedule 2.13   Techline Disclosure Regarding Benefit Plans
Schedule 2.14   Techline Disclosure Regarding Contract
Schedule 2.15   Techline Disclosure Regarding Labor Matters
Schedule 2.16   Techline Disclosure Regarding Intellectual Property
Schedule 2.17   Techline Disclosure Regarding Hazardous Substances
Schedule 2.19   Parent Disclosure of Eltrax Reports
Exhibit 2.19    Investor Questionnaire
Exhibit 4.4     Registration Rights of Shareholders


     In accordance with Item 601(b)(2) of Regulation S-K, the exhibits and schedules described in the List of Exhibits and Schedules of this Agreement have not been filed with the Current Report on Form 8-K to which this Agreement is an exhibit. The Registrant hereby agrees to furnish supplementally copies of such exhibits and schedules to the Commission upon request.